Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS FIRST QUARTER 2011 RESULTS

CHESTER, WV — May 5, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the first quarter ended March 31, 2011.  See attached tables, including reconciliation of GAAP income (loss) from continuing operations and income (loss) from discontinued operations to Non-GAAP Adjusted EBITDA.

For the first quarter of 2011, the Company’s total net revenues were $98.3 million compared to $99.4 million in the same period of 2010.  Adjusted EBITDA from continuing operations was $16.2 million compared to $16.6 million in the first quarter of 2010.  The Adjusted EBITDA margin was 16.5% compared to 16.8% in the prior-year quarter.

The Company reported a loss from continuing operations of $5.1 million for the quarter, or $0.19 per diluted share, compared to a loss from continuing operations of $3.1 million, or $0.11 per diluted share, in the same quarter last year.  The net loss for the quarter was $5.1 million, or $0.19 per diluted share, compared to a net loss of $3.3 million, or $0.12 per diluted share, for the comparable period of 2010.  The 2011 net loss includes income tax expense of approximately $0.9 million, which is attributable to an increase in the valuation allowance on deferred tax assets.  Prior-year results included a loss from discontinued operations in the amount of $0.1 million, or $0.01 per diluted share.

Net revenues at Presque Isle Downs & Casino increased 15% to $46.8 million during the first quarter of 2011 compared to $40.6 million during the same period of 2010.  Net revenues for the first quarter of 2011 included $5.0 million in revenue from table games, which were implemented in July 2010, as well as an increase in slot revenue of $0.9 million compared to the same quarter of 2010.  The property generated Adjusted EBITDA of $9.9 million compared to $7.9 million in the same quarter of 2010, with the Adjusted EBITDA margin increasing to 21.2% compared to 19.4% in the prior-year period.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 12% to $51.4 million in the first quarter of 2011 compared to $58.6 million in the first quarter of 2010.  Table gaming at Mountaineer generated $7.3 million of revenues compared to $11.3 million in the prior-year period, while revenues from slots were $39.3 million compared to $42.1 million in the same quarter of 2010.  The decrease in revenue was primarily attributable to competitive pressures from the introduction of table games in Pennsylvania in July 2010 and weak economic conditions.  The property saw Adjusted EBITDA decline to $9.3 million from $12.1 million in the comparable quarter of 2010, primarily caused by the decline in revenue.  The Adjusted EBITDA margin at Mountaineer declined to 18.0% compared to 20.6% in the prior-year quarter.

Corporate overhead costs decreased 13% to $2.5 million during the first quarter of 2011 compared to $2.9 million in the prior-year period.

“Although difficult economic conditions and increased competition against Mountaineer in the first quarter of 2011 were the main cause of the decline in revenue, we are encouraged that the Company’s overall Adjusted EBITDA margin was essentially flat with the prior-year period,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “Also, subsequent to the end of the quarter we added Joseph Billhimer, Jr. as Senior Vice President for Operations and Development to the team.  Joe is a strong addition and will do a more than capable job of heading up Mountaineer’s operations as well as steering our development initiatives.  We continue to keep a close eye on our cost structure as weak economic conditions persist and focus on a disciplined marketing approach to maximize revenues.”

Balance Sheet and Liquidity

As of March 31, 2011, MTR had $45.8 million in cash and cash equivalents and $378.4 million in total debt, net of discounts.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, loss on asset impairment, loss on debt modification and extinguishment and equity in loss of unconsolidated joint venture.  Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or income (loss) from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Management of the Company uses Adjusted EBITDA as the primary measure of the Company’s operating performance and as a component in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments, which can be significant. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. A reconciliation of GAAP income (loss) from continuing operations and income (loss) from discontinued operations to Adjusted EBITDA is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments later today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (877) 407-0789.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #371874).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our gaming operations at Mountaineer and Presque Isle Downs, including the success and growth of table gaming at Presque Isle Downs and Mountaineer. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer (including table gaming in Pennsylvania) and Presque Isle Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate (including the implementation of casino gaming in Cleveland and Columbus, Ohio and the implementation of video lottery terminals at racetracks in Ohio), changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to comply with the covenants of our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31
	2011	2010

Revenues:
Gaming	$90,946	$91,859
Pari-mutuel commissions	1,086	1,313
Food, beverage and lodging	7,153	6,973
Other	1,539	1,609
Total revenues	100,724	101,754
Less promotional allowances	(2,386)	(2,395)
Net revenues	98,338	99,359

Operating expenses:
Expenses of operating departments:
Gaming	57,001	57,440
Pari-mutuel commissions	1,790	1,800
Food, beverage and lodging	5,443	5,448
Other	1,255	1,391
Marketing and promotions	3,322	2,885
General and administrative	13,295	13,672
Project opening costs	—	75
Depreciation	7,073	7,292
Loss on the sale or disposal of property	1	66
Total operating expenses	89,180	90,069

Operating income	9,158	9,290

Other income (expense):
Interest income	8	4
Interest expense	(13,368)	(13,542)

Loss from continuing operations before income taxes	(4,202)	(4,248)
(Provision) benefit for income taxes	(931)	1,111

Loss from continuing operations	(5,133)	(3,137)

Discontinued operations:
Loss from discontinued operations before income taxes and non-controlling interest	—	(219)
Benefit for income taxes	—	77
Loss from discontinued operations before non-controlling interest	—	(142)
Non-controlling interest	—	(1)
Loss from discontinued operations	—	(143)

Net loss	$(5,133)	$(3,280)

Net loss per share - basic:
Loss from continuing operations	$(0.19)	$(0.11)
Loss from discontinued operations	—	(0.01)
Net loss	$(0.19)	$(0.12)

Net loss per share - diluted:
Loss from continuing operations	$(0.19)	$(0.11)
Loss from discontinued operations	—	(0.01)
Net loss	$(0.19)	$(0.12)

Weighted average number of shares outstanding:
Basic	27,717,041	27,475,260
Diluted	27,717,041	27,475,260

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2011	2010

Net revenues:
Mountaineer Casino, Racetrack & Resort	$51,411	$58,580
Presque Isle Downs & Casino	46,815	40,621
Scioto Downs	91	83
Corporate	21	75
Consolidated net revenues	$98,338	$99,359

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$9,275	$12,089
Presque Isle Downs & Casino	9,935	7,864
Scioto Downs	(482)	(497)
Corporate	(2,496)	(2,808)
Consolidated Adjusted EBITDA from continuing operations	$16,232	$16,648

Adjusted EBITDA from discontinued operations	—	(219)

Consolidated Adjusted EBITDA	$16,232	$16,429

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended
	March 31
	2011	2010

ADJUSTED EBITDA FROM CONTINUING OPERATIONS:

Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$6,148	$6,215
Interest expense	10	54
Provision for income taxes	—	2,212
Depreciation	3,116	3,518
Loss on the sale or disposal of property	1	90
Adjusted EBITDA from continuing operations	$9,275	$12,089

Presque Isle Downs & Casino:
Income from continuing operations	$5,254	$3,135
Interest expense, net of interest income	4	72
Provision for income taxes	924	1,116
Depreciation	3,753	3,565
Gain on the sale of property	—	(24)
Adjusted EBITDA from continuing operations	$9,935	$7,864

Scioto Downs:
Loss from continuing operations	$(682)	$(527)
Interest expense	8	18
Benefit for income taxes	—	(188)
Depreciation	192	200
Adjusted EBITDA from continuing operations	$(482)	$(497)

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2011	2010
ADJUSTED EBITDA FROM CONTINUING OPERATIONS (continued):

Corporate:
Loss from continuing operations	$(15,853)	$(11,960)
Interest expense, net of interest income	13,338	13,394
Provision (benefit) for income taxes	7	(4,251)
Depreciation	12	9
Adjusted EBITDA from continuing operations	$(2,496)	$(2,808)

Consolidated:
Loss from continuing operations	$(5,133)	$(3,137)
Interest expense, net of interest income	13,360	13,538
Provision (benefit) for income taxes	931	(1,111)
Depreciation	7,073	7,292
Loss on the sale or disposal of property	1	66
Adjusted EBITDA from continuing operations	$16,232	$16,648

ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS:

Loss from discontinued operations	$—	$(143)
Interest expense	—	1
Benefit for income taxes	—	(77)
Adjusted EBITDA from discontinued operations	$—	$(219)

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31	December 31
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,822	$53,820
Restricted cash	1,383	1,143
Accounts receivable, net of allowance for doubtful accounts of $401 in 2011 and $386 in 2010	1,530	2,790
Inventories	3,380	3,476
Deferred financing costs	4,106	4,106
Prepaid expenses and other current assets	4,994	5,177
Total current assets	61,215	70,512

Property and equipment, net	307,727	314,484
Goodwill	—	494
Other intangibles	85,577	85,529
Deferred financing costs, net of current portion	7,096	8,113
Deposits and other	1,909	1,984
Non-operating real property	12,215	12,215
Assets of discontinued operations	178	178
Total assets	$475,917	$493,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,410	$1,887
Accounts payable - gaming taxes and assessments	834	7,968
Accrued payroll and payroll taxes	3,155	3,861
Accrued interest	11,308	16,702
Accrued income taxes	1,481	546
Other accrued liabilities	9,221	9,052
Construction project and equipment liabilities	136	136
Deferred income taxes	121	64
Current portion of long-term debt and capital lease obligations	1,064	1,255
Liabilities of discontinued operations	216	217
Total current liabilities	28,946	41,688

Long-term debt and capital lease obligations, net of current portion	377,341	376,830
Deferred income taxes	6,551	6,756
Total liabilities	412,838	425,274

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	62,169	61,910
Retained earnings	944	6,359
Accumulated other comprehensive loss	(251)	(251)
Total stockholders’ equity of MTR Gaming Group, Inc.	62,862	68,018
Non-controlling interest of discontinued operations	217	217
Total stockholders’ equity	63,079	68,235
Total liabilities and stockholders’ equity	$475,917	$493,509

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